MasterCard Names Craig Vosburg, President, North America Markets,
Succeeding Chris McWilton

Purchase, NY, November 3, 2015 – MasterCard today announced the appointment of Craig Vosburg to president, North America Markets, effective January 1, 2016. This appointment comes as Chris McWilton announced he will leave MasterCard on December 31.

McWilton joined MasterCard in 2003 as corporate controller and was appointed chief financial officer in October of the same year. As CFO, McWilton played a critical role in the company’s successful initial public offering (IPO) in May 2006. The MasterCard IPO was the largest domestic IPO of 2006 and the 12th largest domestic IPO in U.S. history at the time.

He was named president of MasterCard Global Accounts in 2007, managing relationships for the company’s largest customers. He was then appointed president of U.S. Markets in 2009, before assuming North American responsibilities in 2013.

Prior to joining MasterCard, McWilton had a 22-year career with KPMG, where he specialized in financial and SEC reporting and was an SEC reviewing partner.

“I want to acknowledge Chris’s contributions to the growth and evolution of MasterCard,” said Ajay Banga, president and chief executive officer, MasterCard. “I’d also like to personally thank him for his commitment over the years in helping to make our company what it is today. The entire company joins me in wishing Chris and his family all the best going forward.”

As president, North America Markets, Vosburg will oversee the company’s customer-facing activities in the United States and Canada, including sales, business development, strategy and relationship management with issuers, merchants, governments and acquirers. He will join the company’s Executive Committee.

Vosburg, 48, was most recently the company’s chief product officer, a role he held since April 1, 2014. In this role, he led the development, commercialization and management of the company’s global Core Products offerings which include consumer credit and debit, commercial, prepaid and loyalty solutions.

“I’m pleased to announce Craig’s appointment. His experience, both global and domestic, make him the ideal person to drive our business forward,” said Banga. “I’m confident Craig will have great success in his new role.”

Vosburg brings global experience to the role gained through a decade of working in the Asia Pacific region with MasterCard and earlier in his career with Bain & Company and A.T. Kearney.

Vosburg joined MasterCard in 2006 as head of MasterCard Advisors in Southeast Asia, Greater China, and South Asia/Middle East/Africa. In 2008, he was named managing director of the MasterCard Advisors business in the U.S. and Canada. In 2010, Vosburg was named group executive, U.S. Market Development, responsible for managing and building relationships within the merchant and acquiring community.

He began his career working in commercial banking at CoreStates Financial Corporation.

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MasterCard – Page 2
MasterCard Names Craig Vosburg, President, North America Markets, Succeeding Chris McWilton

Vosburg is a past David Rockefeller Fellow at the Partnership for New York City and currently sits on the Board of Directors of the New York Botanical Garden. He holds a Master of Business Administration from The Wharton School at the University of Pennsylvania and a Bachelor of Science in Business Administration from Bucknell University.

Changes to Global Product and Middle East and Africa Leadership
Effective January 1, Michael Miebach will assume the role of chief product officer for the company, replacing Vosburg, and will be based in New York. He currently serves as president, Middle East and Africa, responsible for driving the evolution of payments and delivering increased value to MasterCard stakeholders in markets across the region.

Before joining MasterCard in 2010, Miebach held several global positions including with Barclays, where he was the managing director for Middle East and North Africa and managing director for Barclays Africa. He also held senior-level positions at Citibank, responsible for Germany, Austria, UK and Turkey.

Raghu Malhotra will become president, Middle East and Africa as of January 1. Previously overseeing Middle East and North Africa, Malhotra will now add supervision of sub-Saharan Africa and South Africa markets to his responsibilities.

Since 2000, he has led several teams across South Asia, India and the Middle East and Africa. Prior to joining MasterCard, Malhotra served in a variety of leadership roles across the consumer franchise and financial services businesses for Citigroup, American Express and ANZ Grindlays Bank.

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About MasterCard
MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Contact: Seth Eisen, seth_eisen@mastercard.com, 914-249-3153